Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Allion Healthcare, Inc.

Melville, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 1 (“the Registration Statement”), of our report dated March 23, 2005 relating to the consolidated financial statements and schedule of Allion Healthcare, Inc., which is contained in that prospectus.

We also consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 3, 2003 relating to the financial statements of Medicine Made Easy, which is contained in that prospectus.

We also consent to the references to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Melville, New York

May 23, 2005